Exhibit 10.1

THIRD AMENDMENT

TO

EMPLOYMENT AGREEMENT

This Third Amendment to Employment Agreement (this “Third Amendment”) effective October 23, 2015, by and between Towerstream Corporation, a Delaware corporation (the “Corporation”), and Jeffrey M. Thompson (the “Executive” and, together with the Corporation, the “Parties”).

WHEREAS, the Parties have entered into that certain Employment Agreement dated and effective December 21, 2007, that certain Amendment to Employment Agreement dated December 8, 2011 and effective as of December 10, 2011 and that certain Second Amendment to Employment Agreement dated December 12, 2014 and effective as of November 18, 2014 (collectively, the “Original Agreement”); and

WHEREAS, the Parties desire to amend the Original Agreement as set forth below;

Terms not otherwise defined herein shall have the meanings ascribed to such terms in the Original Agreement.

NOW, THEREFORE, in consideration of the premises and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties, intending to be legally bound, agree as follows:

1.	Section 3 of the Original Agreement is hereby deleted in its entirety and replaced with the following:

“Term of Employment. The term of the Executive’s employment hereunder, unless sooner terminated as provided herein, shall commence on the date hereof and terminate on October 24, 2016 (the “Term”). Notwithstanding anything herein to the contrary, the Agreement shall not be subject to automatic renewal not shall advance notice of termination of the Term be required hereunder and all references to “Initial Term”, “Renewal Term”, and “Non-Renewal Notice” are hereby deleted.”

2.	Section 4 of the Original Agreement is hereby amended by adding new subparagraph “(g)”, as follows:

“Signing Bonus: The Corporation shall pay Executive $75,000.00 in cash as a signing bonus upon full execution of the Third Amendment to the Agreement.”

3.

Section 5(a) of the Original Agreement is hereby deleted in its entirety and replaced with the following:

“Termination. (a) The Executive’s employment hereunder shall terminate upon the happening of any of the following events:”

4.	Section 5(a)(iii) of the Original Agreement is hereby deleted in its entirety and replaced with the following:
“Reserved;”

5.	Section 6 of the Original Agreement is hereby deleted in its entirety and replaced with the following:

“6. Effects of Termination.

(a) Upon termination of the Executive’s employment pursuant to Section 5(a)(i), 5(a)(ii), 5(a)(iv), or 5(a)(v), the Executive (in the case of (i) or (ii) Executive’s estate or beneficiaries) shall be entitled to the following severance benefits: (i) six (6) months’ Base Salary at the then current rate, to be paid from the date of termination until paid in full in accordance with the Corporation’s usual payroll practices, including the withholding of all applicable taxes; plus (ii) continued provision for a period of one (1) year of Benefit Plans as in effect for Executive on the termination date or as may during such period be from time to time extended to its senior executives following the date of termination.

(b) Upon termination of the Executive’s employment the Executive shall be entitled to receive the accrued but unpaid compensation through the date of termination and accrued and unused vacation pay through the date of termination, in accordance with the then applicable policies and practices of the Company (for example, withholding, accruals, limitations, caps, carry-overs and similar policies or practices).

(c) Upon termination of the Executive’s employment (other than pursuant to paragraph 5(a)(i), (ii) or (vi) within a six (6) month period following a Change of Control, the Executive shall be entitled to the following severance benefits in lieu of the benefits provided under subparagraph (a) hereto: (i) twelve (12) months’ Base Salary in a single lump sum payment paid within thirty (30) days of the termination, including the withholding of all applicable taxes; and (ii) continued provision for a period of one (1) year following the date of termination of benefits under Benefit Plans as in effect for Executive on the termination date or as may during such period be from time to time extended to its senior executives following the date of termination.

(d) Executive shall not be required to mitigate the amount of any payment provided herein by seeking other employment or by becoming engaged in any other undertaking to earn a livelihood or otherwise, nor shall the amount of any payment provided for herein be reduced by any compensation earned by the executive as the result of employment by another employer after termination of employment, or as a result of his engagement in any undertaking otherwise.”

6.

Section 7 of the Original Agreement is hereby deleted in its entirety and replaced with the following:

“7. Accelerated Vesting.

“Upon termination for any reason all unvested Options shall immediately expire, and to the extent unexercised, all vested Options shall expire twelve (12) months after the date of termination; and shares of Restricted Stock for which restrictions have not lapsed will be immediately forfeited and cancelled.

For the avoidance of doubt, the term “Restricted Stock” as used in this Agreement shall not include any shares of common stock beneficially owned by the Executive that were not issued pursuant to an equity compensation plan or which are no longer subject to forfeiture pursuant to any Restricted Stock agreement with the Corporation.”

7.

Section 10(e) of the Original Agreement is deleted in its entirety and replaced with the following:

“10(e) The term “Restricted Period” as used in this Agreement shall mean the period of the Executive’s actual employment hereunder, plus six (6) months after the date Executive is actually no longer employed by the Corporation, provide however, that upon termination of the Executive’s employment (other than pursuant to paragraph 5(a)(i), (ii) or (vi) within a six (6) month period following a Change of Control the term “Restricted Period” as used in this Agreement shall mean the period of the Executive’s actual employment hereunder, plus twelve (12) months after the date Executive is actually no longer employed by the Corporation. The term “Restricted Area” as used in this Section 10 shall man the continual United Stets, including without limitation, any and all cities and other geographic areas in which the Corporation offers its services, including, without limitation, any business, company, spectrum or license acquired that has, plans or does provide services in such city and shall include the business of the Corporation and any of its subsidiaries (including, without limitation, HetNets Corporation).

[signature page follows immediately]

TOWERSTREAM CORPORATION

By:	/s/ Dr. Howard L. Haronian
Name:	Dr. Howard L. Haronian
Title:	Chairman, Compensation Committee

JEFFREY M. THOMPSON

/s/ Jeffrey M. Thompson